Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	Contact: Dennis McKenna
Vice President, Marketing &
Global Business Development
Telephone: 440-461-5200
Fax: 440-442-8816
Preformed Line Products Announces the Divestiture of its Data Communications Business Superior Modular Products Incorporated
MAYFIELD VILLAGE, Ohio, June 2 — Preformed Line Products Company (“PLP”) announced today the sale of its Superior Modular Products (“SMP”) business unit to Optical Cable Corporation (“OCC”) on May 30, 2008. Located in Asheville, North Carolina, SMP designs, manufactures and markets innovative copper and fiber optic connectivity solutions for the data communications market.
The divestiture of SMP will allow PLP to concentrate resources on growth opportunities in its primary markets of power utility, communications and renewable energy. “This divestiture allows us to further strengthen our focus on core markets and customers. The sale to OCC provided an opportunity for SMP to merge with a strategic buyer that is well positioned to grow the business and extend its reach within the data communications market,” said Dennis McKenna, Vice President, Marketing and Business Development at PLP.
“SMP Data Communications is an internationally respected and industry-leading innovator in copper and fiber optic connectivity products. Optical Cable now has the high quality fiber optic and copper connectivity products necessary for us to offer an integrated suite of high quality cabling and connectivity solutions,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.
Founded in 1947, Preformed Line Products (NASDAQ: PLPC) is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies. Headquartered in Cleveland, Ohio, the Company operates three domestic manufacturing centers, located in Rogers, Arkansas, Albuquerque, New Mexico and Albemarle, North Carolina. PLP serves worldwide markets through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and

General Offices: 660 Beta Drive, Mayfield Village, Ohio 44143     |     440.461.5200     |     www.preformed.com
Mailing Address: P.O. Box 91129     •     Cleveland, Ohio 44101

management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on April 7, 2008. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.